 Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between SeaChange International, Inc. (the “Company”) and Bruce Mann (the “Employee”).

1. Termination of Employment.  Employee’s employment will terminate on October 19, 2010 (the “Separation Date”).  By signing this Agreement, Employee acknowledges receipt of all salary, bonuses, and other employment compensation, and payment for all accrued, unused vacation, due through and including the Separation Date (excluding the salary continuance provided for in Section 4(b) below).

2. Benefits.  Whether or not Employee signs this Agreement, Employee may elect to continue Employee’s group medical and/or dental insurance coverage at Employee’s expense for up to eighteen (18) months following the Separation Date, provided Employee or Employee’s eligible dependent(s) remain eligible for such coverage under the federal law known as COBRA.  The Company will provide Employee with further information relating to Employee’s eligibility for COBRA coverage under separate cover.  Except as provided herein, Employee’s right to any and all Company benefits terminated on the Separation Date.

3. Stock Options.  Except as provided in Section 4 below with the Company’s receipt of this Agreement executed by Employee that has not been revoked during the Revocation Period, as set forth in the Company’s Amended and Restated 2005 Equity Compensation and Incentive Plan and the Company’s Amended and Restated 1995 Stock Option Plan (collectively, the “Stock Option Plans”) and Employee’s Stock Option Agreements with the Company (the “Stock Option Agreements”) issued thereunder (a true and complete list of which outstanding Stock Option Agreements is set forth on Exhibit A hereto), Employee’s options to purchase stock in the Company ceased vesting on the Separation Date.  All of Employee’s rights and obligations to stock options, including without limitation vesting, exercise and expiration, will continue to be governed by the terms and conditions of the Stock Option Plans and the Stock Option Agreements.

4. Post-Termination Consideration.

(a)           Release Consideration. If Employee signs this Agreement within twenty-one (21) days and does not revoke Employee’s acceptance within seven (7) days thereafter (the “Revocation Period”), then, in exchange for the promises contained herein, the Company will provide Employee with the following release consideration (the “Release Consideration”), which consideration Employee acknowledges is not otherwise owed to Employee under any employment agreement (oral or written) or any Company policy or practice:

(i)  In exchange for Employee’s release of claims under the federal Age Discrimination in Employment law (“ADEA”), and notwithstanding Section 3 above, the Company shall provide accelerated vesting for seventeen thousand five hundred fifty (17,550) Restricted Stock Units (“RSUs”) that were granted on April 30, 2009.

(ii)  In exchange for Employee’s release of all other claims of discrimination of any sort, and notwithstanding Section 3 above, the Company shall provide accelerated vesting for an additional thirteen thousand six hundred twenty (13,620) RSUs that were granted on May 16, 2008.

Effective upon the expiration of the Revocation Period, the agreements evidencing the RSUs referenced in Section 4(a)(i) and (ii) above shall be and hereby are amended to effect the accelerated vesting stipulated in Section 4(a)(i) and (ii) above, as applicable.

(b)           Additional Consideration.  As additional consideration for, and in exchange for the release of, all other claims contained in the Employee’s General Release of Claims set forth below, the Company shall pay Employee a total gross amount of $184,615.38, representing thirty-two (32) weeks of pay, less all applicable deductions, to be paid in sixteen (16) equal installments on the Company’s regular payroll schedule, the first such payment to be made on the first regular payroll date after the 7-day Revocation Period has expired.

5. Internal Revenue Code Section 409A.  In the event Employee is determined to be a “Specified Employee” under Treasury Regulation Section 1.409A-1(i) upon Employee’s separation from service, any payment under this Agreement shall not be paid until at least six (6) months after such separation date.  Notwithstanding the foregoing, Employee’s termination of employment (and Separation Date) under this Agreement (a) shall occur only if it constitutes a “separation from service” within the meaning of  Treasury Regulation Section 1.409A-1(h)(1) and (b) in the case of any “involuntary separation from service” under Treasury Regulation 1.409A-1(n), the six month delay shall only be applied to the extent such amounts, when added to all other amounts required to be taken into account under the “separation pay” limitation of Treasury Regulation Section 1.409A-1(b)(9)(iii), would, if paid within such period, exceed the Employee’s Statutory Maximum.  Payment of any delayed amounts shall be made as soon as is administratively practicable, but no more than ten (10) business days, after the expiration of such six (6) month period.  For purposes of this Section, the term “Statutory Maximum” means, with respect to a Specified Employee, the “two (2) times the lesser of” amount describe in Treasury Regulation Section 1.409A(b)(9)(iii)(A).

6. Company Property.  By signing this Agreement, Employee represents and acknowledges that Employee has returned to the Company all originals and copies (both in paper and electronic form) of all Company documents and data and all Company property, including without limitation, personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and all other information or property held or used by Employee in connection with Employee’s employment with the Company.

7. General Release of Claims.

(a)           In exchange for the Release Consideration, Employee, on behalf of Employee and Employee’s spouse, heirs, executors, administrators, trustees, legal representatives, and assigns, hereby releases, indemnifies, holds harmless and forever discharges the Company, its predecessors and successors, its past and present parent corporations, divisions, subsidiaries, and affiliates, and the past and present officers, directors, employees, consultants, shareholders, partners, benefit plans, attorneys, agents, and assigns of any of them (any or all of which are referred to as the “Releasees”), from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, that Employee now has or ever had from the beginning of the world to Effective Date or that arise out of or relate to Employee’s employment by or separation from employment with the Releasees or any of them.  This general release of claims is intended by Employee to be all encompassing and to act as a full and total release of any legally available claims, whether specifically enumerated herein or not, that Employee may have or may have had against the Releasees arising from conduct occurring up to and through the Effective Date of this Agreement, including but not limited to any and all claims under local, state or federal law for wrongful discharge, wrongful termination, or wrongful dismissal; any and all claims for breach of an express or implied contract, covenant, or agreement; any and all claims for unlawful discrimination or harassment (including but not limited to claims alleged based on race, sex, sexual preference or sexual orientation, marital status, pregnancy, religion, creed, age, handicap, disability, national origin, ethnic heritage, ancestry, veteran status, retaliation, or any other protected classification protected by local, state, or federal law); any and all claims for violation of any fair employment practice law, including the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; any and all claims under the Family and Medical Leave Act or any other federal or state law concerning leaves of absence; any and all claims under the Worker Adjustment and Retraining Notification (“WARN”) Act or any other local, state, or federal law; any and all claims under the Employee Retirement Income Security Act (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); any and all claims for infliction of emotional distress; any and all claims for defamation; any and all claims for invasion of any right of privacy; any and all negligence claims; any and all tort claims; any and all statutory claims; any and all constitutional claims; any and all claims for violation of  any civil rights; any and all claims for reinstatement or reemployment by the Releasees; any and all claims for wages, bonuses, incentive compensation, equity compensation, stock payments or appraisal rights, phantom stock payments, or other compensation or benefits, and any and all claims for compensatory or punitive damages, interest, attorney’s fees, or costs, including costs and fees already incurred.

(b)           This release shall not be construed to impair Employee’s right to enforce the terms of this Agreement, the Stock Option Agreements or the RSUs specified in Section 4(a)(i) and (ii).  This release shall terminate that certain Amended and Restated Change-in-Control Severance Agreement, dated as of December 21, 2009, by and between the Company and the Employee.

(c)           This release does not include any claim which, as a matter of law, cannot be released by private agreement.  Nor does this release prohibit or bar Employee from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any local, state, or federal governmental agency.  Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, Employee agrees to release and waive Employee’s right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on Employee’s behalf, either individually or as part of a collective action, by any governmental agency or other third party.

(d)           This release shall not preclude Employee from submitting claims for coverage for any claims asserted against Employee as a result of actions or omissions in the course of Employee’s non-negligent duties during Employee’s employment with the Company.

8. Non-Filing of Claims.  Employee represents and warrants that Employee has not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court or administrative agency.

9. Confidentiality of Agreement.  Employee agrees to keep the terms of this Agreement and amount of post-termination consideration provided completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in this Section 9.  Employee may disclose the terms of and consideration under this Agreement (a) to Employee’s spouse, attorney, and/or accountant, provided that Employee shall first obtain any such person’s written agreement to keep any such matters completely confidential and not to disclose any such matters to anyone; (b) to the extent required by law or to the extent necessary to enforce Employee’s rights under this Agreement; and (c) to the extent permitted under Section 7(c).

10. Non-Disparagement.  Except as permitted by Section 7(c), Employee agrees not to make any direct or indirect statement, written or oral, which disparages the Company, its products or services, or any of its directors, officers, employees, or agents, or take any action or conduct himself in any way that adversely affects the reputation or goodwill of the Company, its products or services, or any of its directors, officers, employees or agents.  Employee further agrees not to communicate with any of the Company’s directors, analysts or investors without prior written approval from William Styslinger.

11. Cooperation.  Employee hereby agrees to provide any and all necessary assistance to and cooperation with the Company if called upon by it with regard to: (i) the transition of Employee’s job responsibilities, (ii) any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by a third party against the Company and which may involve facts or knowledge of which Employee may be aware as a result of Employee’s employment or position with the Company, and (iii) any other reasonable requests for information or assistance made by the Company through the one-year anniversary of the Separation Date.

12. Waiver of Rights and Claims Under the Age Discrimination in Employment Act.  Because Employee is forty (40) years of age or older, Employee is protected against age discrimination by the federal Age Discrimination in Employment Act.  Employee has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and the Employee agrees that:

(a)           In consideration for the amounts described in Section 4(a) and 4(b) of this Agreement, which Employee is not otherwise entitled to receive, Employee specifically and voluntarily waives such rights and/or claims under the ADEA, as amended by the Older Workers Benefit Protection Act, that Employee might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b)           Employee understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by Employee.

(c)           The Company has advised Employee that Employee has at least twenty-one (21) days within which to consider the terms of this Agreement (including all Exhibits) and to consult with or seek advice from an attorney of Employee’s choice prior to executing this Agreement.  If Employee signs this Agreement in fewer than twenty-one (21) days, Employee acknowledges that the decision was entirely voluntary and that Employee was given the full twenty-one (21) days to consider the Agreement.  If Employee does not sign this Agreement and return it to the Company within twenty-one (21) days, the offer contained herein shall be null and void.

(d)           The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(e)           Employee understands that Employee may revoke this Agreement for a period of seven (7) days after signing this Agreement, and that it shall not be effective or enforceable until the expiration of this seven (7) day Revocation Period.  To revoke this Agreement, a written notice of revocation must be received by Human Resources at the Company within the 7-day revocation period.

(f)           Employee has carefully read and fully understood all of the provisions of this Agreement, and Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and

(g)           In entering into this Agreement Employee is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

13. Binding Nature of Agreement.  This Agreement shall be binding on and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, and executors.  Employee’s obligations under this Agreement are personal and may not be assigned. The Company may assign its rights and obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

14. Use of the Agreement as Evidence; Liability.  This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties or a Releasee alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim.  This Agreement shall not constitute an admission or acknowledgment of liability or wrongdoing on the part of any or all of the Releasees.

15. Nondisclosure and Noncompetition Obligations.  Regardless of whether Employee signs this Agreement, the Employee Noncompetition, Nondisclosure and Developments Agreement with the Company (the “Noncompetition Agreement”), which is attached hereto as Exhibit A shall remain in full force and effect following the Separation Date.  Employee represents and acknowledges that he has at all times complied with the Noncompetition Agreement, and will continue to do so following the Separation Date.  Employee also acknowledges that, with respect to any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”) which Employee made, conceived, created, discovered, invented or reduced to practice (either alone or with others) at any time during his employment with the Company that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned Employee by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, he agrees and represents that:

1. such Developments and the benefits thereof are the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

2. he has promptly disclosed to the Company (or any persons designed by it) each such Development;

3. as may be necessary to ensure the Company’s ownership of such Developments, Employee has assigned, or will assign by the Separation Date, any rights (including, but not limited to, any copyrights and trademarks) he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation;

4. he has communicated, or will communicate before the Separation Date, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company; and

5. he will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require to:

(i)           apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)           assist in the defense of any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

16. Consequences of Breach.  Employee understands and agrees that the Company may terminate Employee’s eligibility for the Release Consideration if Employee violates this Agreement or the Noncompetition Agreement, and that the Company shall further have the right to recover from Employee any Release Consideration paid to Employee or on Employee’s behalf during any time periods following the commencement of any such breach.  Employee further agrees that a breach of Paragraphs 6, 8, 9, 10, 11 and/or 15 herein would result in irreparable harm to the Company and that money damages would not provide an adequate remedy.  Therefore, Employee agrees that in addition to any other rights that it may have, the Company shall have the right to specific performance and injunctive relief in the event Employee breaches any of those Paragraphs of this Agreement.

17. Entire Agreement; Modification. With the exception of the Noncompetition Agreement, the Stock Option Plans, the Stock Option Agreements and the agreements evidencing the RSUs, all of which shall remain in full force and effect, this Agreement is the entire agreement between the Company and Employee and all previous agreements or promises between them are superseded and void.  This Agreement may be modified only by a written agreement signed by Employee and an officer of the Company.

18. Acknowledgements.  By signing this Agreement, Employee acknowledges that Employee has carefully read and fully understands this Agreement, Employee is not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement, Employee has had twenty-one (21) days to review this Agreement, and Employee is signing it voluntarily.

19. Governing Law; Interpretation.  In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Employee or the Company.  The internal laws of The Commonwealth of Massachusetts, exclusive of rules and principles of conflicts of law, will govern any dispute about this Agreement.  If for any reason any part of this Agreement shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date last written below.

/s/ Bruce Mann		October 19, 2010
Bruce Mann		DATE

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Laura Watson	October 19, 2010
DATE
Title:	Senior Director, Human Resources

By:	/s/ Kevin M. Bisson

Title:	Chief Financial Officer, Treasurer,
Secretary and Senior Vice President, Finance and Administration